Exhibit m under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K


                             4 Winds Family of Funds

                                      PLAN

      This Plan ("Plan") is adopted as of this day of , 2000, by the Board of Trustees of 4 Winds Family of Funds (the "Trust"), a Delaware business trust, with respect to certain portfolios of the Trust (the "Funds") and/or shares ("Classes") of the Funds set forth in exhibits hereto.

      1. This Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("Act") so as to allow the Trust to make payments as contemplated herein, in conjunction with the distribution of shares, or Classes of shares, of the Funds ("Shares").

      2. This Plan is designed to finance activities of Edgewood Services, Inc. ("ESI") principally intended to result in the sale of Shares to include: (a) providing incentive to broker/dealers ("Brokers") to sell Shares and to provide administrative support services to the Funds and their shareholders; (b) compensating other participating financial institutions and other persons ("Administrators") for providing administrative support services to the Funds and their shareholders; (c) paying for the costs incurred in conjunction with advertising and marketing of Shares to include expenses of preparing, printing and distributing prospectuses and sales literature to prospective shareholders, Brokers or Administrators, and; (d) other costs incurred in the implementation and operation of the Plan. In compensation for services provided pursuant to this Plan, ESI will be paid a fee in respect of the Funds and/or Classes set forth on the applicable exhibit.

      3. Any payment to ESI in accordance with this Plan will be made pursuant to the "Distributor's Contract" entered into by the Trust and ESI. Any payments made by ESI to Brokers and Administrators with funds received as compensation under this Plan will be made pursuant to the "Rule 12b-1 Agreement" entered into by ESI and the Broker or Administrator.

      4. ESI has the right (i) to select, in its sole discretion, the Brokers and Administrators to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Rule 12b-1 Agreement.

      5. Quarterly in each year that this Plan remains in effect, ESI shall prepare and furnish to the Board of Trustees of the Trust, and the Board of Trustees shall review, a written report of the amounts expended under the Plan and the purpose for which such expenditures were made.

      6. This Plan shall become effective with respect to each Fund and/or Class
(i) after approval by majority votes of: (a) the Trust's Board of Trustees; (b) the Disinterested Trustees of the Trust, cast in person at a meeting called for the purpose of voting on the Plan; and (c) the outstanding voting securities of the particular Fund and/or Class, as defined in Section 2(a)(42) of the Act and
(ii) upon execution of an exhibit adopting this Plan with respect to such Fund and/or Class.

      7. This Plan shall remain in effect with respect to each Fund and/or Class presently set forth on an exhibit and any subsequent Funds and/or Classes added pursuant to an exhibit during the initial year of this Plan for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Fund and/or Class at least annually by a majority of the Trust's Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Plan. If this Plan is adopted with respect to a Fund and/or Class after the first annual approval by the Trustees as described above, this Plan will be effective as to that Fund and/or Class upon execution of the applicable exhibit pursuant to the provisions of paragraph 6(ii) above and will continue in effect until the next annual approval of this Plan by the Trustees and thereafter for successive periods of one year subject to approval as described above.

      8. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Trust and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on it.

      9. This Plan may not be amended in order to increase materially the costs which the Funds and/or Classes may bear for distribution pursuant to the Plan without being approved by a majority vote of the outstanding voting securities of the Funds and/or Classes as defined in Section 2(a)(42) of the Act.

      10. This Plan may be terminated with respect to a particular Fund and/or Class at any time by: (a) a majority vote of the Disinterested Trustees; or (b) a vote of a majority of the outstanding voting securities of the particular Fund and/or Class as defined in Section 2(a)(42) of the Act; or (c) by ESI on 60 days notice to the Trust.

      11. While this Plan shall be in effect, the selection and nomination of Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees then in office.

      12. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 10 herein.

     13. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.


                                    EXHIBIT A

                                     to the

                                      Plan

                             4 Winds Family of Funds

                       4 Winds Treasury Money Market Fund

      This Plan is adopted by 4 Winds Family of Funds with respect to the portfolio of the Trust set forth above.

      In compensation for the services provided pursuant to this Plan, ESI will be paid a monthly fee computed at the annual rate of .25 of 1% of the average aggregate net asset value of 4 Winds Treasury Money Market Fund held during the month.

      Witness the due execution hereof this      day of                 , 2000.
                                            ----        ----------------


                                          4 Winds Family of Funds

                                          By:
                                             ------------------------------
                                      Name:

                                     Title: